                                                                  EXHIBIT 10.15


                                   AGREEMENT

     This Agreement is made as of January 5, 1998 between TPG PARTNERS II, L.P. ("TPG"), a limited partnership and CURTIS J. CRAWFORD ("CRAWFORD").


                                R E C I T A L S

     A. TPG has entered into agreements under which it has the right to acquire all or substantially all of the outstanding capital stock of Zilog, Inc., a corporation (the "COMPANY") and hopes to complete the acquisition of such stock ("ACQUISITION") no later than March 31, 1998 (the "OUTSIDE DATE"). If the Acquisition is completed, TPG would like Crawford to become the President and Chief Executive Officer ("CEO") of the Company.

     B. Crawford plans to resign as President of the Microelectronics Group of Lucent Technologies, Inc. ("EMPLOYER"), with such resignation to be effective as of January 6, 1998 (the "EFFECTIVE DATE"). Crawford is willing to enter into this Agreement and, if the Acquisitions is completed on or before the Outside Date, to become CEO of the Company upon the terms herein.

     NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1.   PAYMENT OF BONUSES.

          1.1 ONE MILLION DOLLAR BONUS. TPG will cause the Company to pay to Crawford the sum of One Million Dollars ($1,000,000.00) concurrently with the completion of the Acquisition, if the Acquisition is completed by the Outside Date. Such payment, subject only to such condition, is fully earned by Crawford on the date hereof and not subject to any other condition, except as provided in Sections 1.6 and 2.

          1.2 EIGHT MILLION DOLLAR BONUS. TPG agrees to cause the Company to pay an additional Eight Million Dollars ($8,000,000.00) to Crawford, together with interest from the Effective Date until paid at the rate of eight percent (8%) per annum, compounded annually (the "$8 MILLION BONUS"), on January 2, 2002 or, at Crawford's election, on the first to occur of the following events:
(i) change in control of the Company (as defined below); (ii) a "PUBLIC OFFERING," which is the sale of any class of stock in the Company to the public wherein the Company receives gross proceeds of at least $20 million (other than a sale exclusively to then existing shareholders of the Company); and (iii) as provided in Section 4.7 below. The parties agree that the foregoing amounts are fully earned by Crawford as of the Effective Date and are not subject to any condition or restriction, except as provided in Sections 1.6 and 2.



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

          1.3 EFFECT OF DEATH, DISABILITY OR FAILURE OF THE ACQUISITION TO OCCUR BY THE OUTSIDE DATE. In the event Crawford is prevented from serving as CEO of the Company on account of his death or permanent disability (as defined below) prior to the date of the Acquisition, or in the event the Acquisition is not completed on or before the Outside Date. TPG will pay (or will cause the Company to pay) Crawford or his estate, as the case may be, (i) within 30 days after the Outside Date Two Million Dollars ($2,000,000), less any amounts paid to Crawford pursuant to Section 1.1 above, plus (ii) on September 1, 1999, the $8 Million Bonus, less any amounts paid to Crawford pursuant to Section 1.2 above.

     1.4 EFFECT OF ADVERSE COURT ORDER.

          (a) In the event the Acquisition is completed by the Outside Date but Crawford is prevented from serving as CEO of the Company on account of a court order, the parties shall cooperate and use their commercially reasonable efforts to have such court order rescinded or terminated so that Crawford may serve as CEO as contemplated hereunder. In the event that by December 31, 1998 (or such earlier date as TPG shall reasonably determine, based on its determination (in the exercise of its sole discretion) that the chances of causing such court order to be rescinded or overturned are poor) [the "TERMINATION DATE"], the parties are unable, despite having used such commercially reasonable efforts, to have such court order rescinded or terminated so that Crawford may serve as CEO of the Company, then (A) TPG shall pay, or shall cause the Company to pay to Crawford: (i) within ten days after the Termination Date the sum of $2,000,000, less any amount previously paid pursuant to Section 1.1 above; and
(ii) on September 1, 1999, the $8 Million Bonus, less any amount previously paid pursuant to Section 1.2 above; and (B) neither the Company nor TPG will have any obligation to cause Crawford, and Crawford will have no obligation, to be employed by the Company. In the event that the commencement date of the employment of Crawford by the Company is extended past the Outside Date by reason of this paragraph, the dates of grant and exercisability of stock options provided for herein shall be commensurately extended.

          (b) Crawford hereby represents and warrants to TPG that, to the best of his knowledge, after consultation with counsel, the execution, delivery and performance of this Agreement do not violate any provision of any agreement which Crawford has with the Employer. TPG acknowledges, however, that Crawford has an obligation to the Employer not to disclose certain confidential information, that Crawford intends to honor such obligation and that honoring such obligation does not violate the foregoing representation and warranty made by Crawford. TPG further acknowledges that Crawford is making no warranty or representation to TPG or the Company concerning whether the "inevitable disclosure" doctrine is applicable to the transactions contemplated herein.

     1.5 MAXIMUM AMOUNTS PAYABLE. In no event shall Crawford be entitled to receive, pursuant to this Section 1, payments in excess of Nine Million Dollars ($9,000,000), if


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
he becomes CEO of the Company, and Ten Million Dollars ($10,000,000) if he does not, in each case plus interest on the $8,000,000 payment described above.

        1.6 RETURN OF BONUSES. Notwithstanding Sections 1.1.1.2 and 4.7, Crawford shall promptly return to TPG or the Company, as appropriate, all payments made to him pursuant to this Section 1 and any shares of Company stock issued to him pursuant to Section 4.3(a), and Crawford shall forfeit any compensation and shares which have not been paid or delivered to him hereunder, should the Acquisition be completed on or before the Outside Date and any of the following occur:

                (a) Within one year of the date hereof, Crawford both terminates his employment with the Company pursuant to Section 4.7(e) below and (without the written consent of the Company) becomes employed by the Employer (other than an account of the acquisition of an interest in the Company by the Employer); or

                (b) Crawford is prevented from becoming CEO of the Company by a court order initiated by the Employer and, within one year after the date hereof, Crawford becomes employed by the Employer, without the written consent of the Company; or

                (c) Crawford refuses to become CEO of the Company on the terms of this Agreement upon the completion of the Acquisition, assuming that he (i) is not prevented from doing so by court order or (ii) has not died or become severely disabled.

     In addition, Crawford shall promptly return to the Company or TPG, as appropriate, any portion of the $8 Million Bonus paid to him (and shall forfeit any unpaid portion) if, after having been employed by the Company pursuant to this Agreement, Crawford terminates this Agreement pursuant to Section 4.7(e) below prior to January 1, 1999.

        1.7 OTHER EMPLOYMENT. In the event that the Acquisition is not consummated by the Outside Date, TPG and Crawford desire to negotiate in good faith concerning additional potential employment opportunities for Crawford with TPG or its portfolio companies, appropriately considering and giving credit for the payments described in this Section 1 against bonus compensation that might be paid to Crawford in connection with any such opportunity, it being understood that Crawford shall in no event to be obligated to accept any such opportunity, nor shall anything in this subsection 1.7 be deemed to be a condition to the receipt by Crawford of any payment to which he is otherwise entitled.

        2. RESIGNATION FROM EMPLOYER: EFFECTIVENESS OF AGREEMENT. Crawford plans to tender his resignation to Employer, effective on the Effective Date, in consideration of this Agreement. The parties acknowledge that by resigning, Crawford will forfeit considerable potential compensation, including certain future stock option and restricted stock rights. The obligations of Crawford herein, as well as his rights to receive the payments and other benefits of this Agreement, are contingent upon his resignation from the Employer becoming effective on or before the Effective Date.

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
     3.   EMPLOYMENT BY THE COMPANY; INTERIM ARRANGEMENTS.

          3.1 EMPLOYMENT. If TPG completes the Acquisition by the Outside Date, then:

               (a) TPG shall cause Crawford to become CEO, and a member of the Board of Directors, of the Company effective upon such completion;

               (b) TPG shall cause the Company to adopt (and its Board of Directors to approve) the employment of Crawford on all of the terms set out in Section 4 below; and

               (c) Crawford agrees to become the CEO of the Company and a member of its Board of Directors, effective upon the completion of the Acquisition, on all of the terms set out in Section 4 below.

          3.2 INTERIM ARRANGEMENTS. From the Effective Date until the later of (i) the earlier of the completion of the Acquisition by TPG or the Outside Date or (ii) if Section 1.4 is applicable, the Termination Date:

               (a) Crawford agrees to assist TPG at its expense (including travel, lodging and the like) in completing the Acquisition, including by assisting in fund raising therefor;

               (b) TPG agrees to cause the Company to pay Crawford an amount equal to $66,667.00 per month, prorated for partial months, payable on the first and 15th day of each month, or payable in such other fashion as may be mutually acceptable to the parties; and

               (c) TPG agrees to cause the Company to pay or reimburse Crawford for the cost to Crawford, with respect to such period, of COBRA benefits and a continuation of his existing life insurance benefits with the Employer which Crawford elects to obtain.

In the event the Acquisition is not completed by the Outside Date, TPG shall pay the amounts in clauses (b) and (c) above.

          3.3 NON-PAYMENT OF EMPLOYER BONUS. Crawford is entitled to receive a bonus of $350,000 from the Employer on January 15, 1998. If the Employer does not pay all of such bonus, TPG will pay Crawford fifty percent (50%) of that portion which the Employer does not pay, no later than the Outside Date.

     4. TERMS OF THE EMPLOYMENT AGREEMENT. The employment agreement between the Company and Crawford shall have the following terms:

          4.1 POSITION/TITLE/JOB DESCRIPTION. Crawford will be the President and Chief Executive Officer of the Company and shall report only to the Board of Directors. He shall have such responsibilities and authority as are customarily held by chief executive officers of corporations comparable to the Company. Crawford will devote his full business time to his duties and responsibilities as an employee, officer and director of the Company, except as provided in Section 4.8 below.

          4.2 TERM. The term shall be five years. Crawford's employment with the Company shall commence no later than the Outside Date unless extended as contemplated in Section 1.4 and shall end on the fifth anniversary of the date of commencement (the "Scheduled Termination Date").

          4.3  COMPENSATION. As compensation, Crawford shall receive:

               (a) 50,000 shares of the voting common stock of the Company on each of May 1, 1998, 1999, 2000 and 2001 (a total of 200,000 shares). Such shares shall become fully deliverable (all 200,000 shares) and vested on the earliest to occur of (i) a change in the control of the Company (as defined below), (ii) Crawford ceasing to be employed by the Company for any reason, or (iii) a Public Offering.

               (b) Within 30 days after completion of the Acquisition, the Company will grant Crawford options, in form reasonably satisfactory to Crawford, to purchase an additional 1,000,000 shares of the voting common stock of the Company (subject to restrictions on exercise as provided below) and which expire ten years after the date of the grant of the options. The exercise price for 500,000 shares of such stock shall be $5 per share and the exercise price for the other 500,000 shares shall be $10 per share. The options shall become exercisable in accordance with the following schedule, provided that Crawford is employed by the Company on the date set forth in the schedule for exercise. Notwithstanding the foregoing, the options shall become immediately exercisable upon the occurrence of any of the events described in Sections 4.7(b), (c), (d),
     (f) and (g) and Section 4.10, or in the event of a Public Offering.


                DATE OF VESTING                 # SHARES     PRICE PER SHARE
          Completion of the Acquisition           125,000        1/2 @ $5
          (if by the Outside Date)                               1/2 @ $10

          December 31, 1998                       125,000        1/2 @ $5
                                                                 1/2 @ $10

          End of each calendar quarter of          62,500        1/2 @ $5*
          1999, 2000 and 2001                                    1/2 @ $10*

                                         Total: 1,000,000  *(on pari pasu basis)





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
        The number of shares of common stock set out in clauses (a) and (b) above have been arrived at based on Exhibit "A" hereto, and to the extent the capital structure of the Company on the date of the Acquisition differs from the assumptions set out in Exhibit "A" hereto, the number of shares of common stock and options provided to Crawford under clauses (a) and (b) above shall be adjusted in an equitable manner to take into account such differences. With respect to all Company stock held by Crawford from time to time, the Company will provide to Crawford "piggyback" registration rights and, upon request of Crawford no later than February 1, 2001 (i) the right to cause the Company to register such stock on May 1, 2001, or (ii) at the Company's option in lieu of the obligation to so register, the payment by the Company to Crawford of the appraised fair market value of Crawford's shares of common stock of the Company on such date, without any discount for the fact that such stock is illiquid and represents a minority holding in the Company. The appraisal shall be performed by a single investment banking firm selected by both parties, acting reasonably, the cost for which will be borne by the Company. If such shares or any portion thereof are registered, the Company shall pay all costs of registration, although Crawford shall be subject to the underwriters' discount. All Company stock held by Crawford or which he is entitled to purchase shall be subject to the antidilution provisions set out in Exhibit "B" attached hereto.

                (c) Base salary of at least $800,000 per year, payable in equal monthly installments.

                (d)     The $8,000,000 Bonus.

                (e) An annual bonus of at least $600,000 for 1998, which shall be deemed earned and paid in January, 1999. The Board of Directors may elect to award a larger bonus for 1998 in its discretion, based on Crawford's performance.

        The Board of Directors of the Company will establish target bonuses for Crawford each year during the term of the employment agreement, each of which shall be a minimum of $600,000. Crawford shall be considered each year for increases in both his salary and target bonuses, as well as for the grant of additional stock options, in each case based on Crawford's performance.

        4.4 BOARD MEMBERSHIP. Crawford shall at all times during the term of the employment agreement be a member of the Board of Directors of the Company and shall serve on each committee concerned with the strategic direction of the Company.

        4.5     LOCATION; RELOCATION.

                (a) Crawford will relocate from his New Jersey home to a home selected by him in Northern California. Crawford shall perform his obligations to the Company from a base in Northern California, and shall not be required to relocate again during the term of the employment agreement, although he shall travel as the job requires.

                (b) The Company will pay the following relocation expenses incurred by Crawford in connection with his move to California, all of which shall be "grossed up" so there will be no after-tax consequences to Crawford of having received the following relocation benefits:

                        (i) Crawford's reasonable relocation costs to California, including moving costs;

                        (ii) The cost of appropriate temporary quarters for Crawford and his immediate family, in California, from the date of his employment with the Company until he moves into a new home in California, but no later than December 31, 1998;

                        (iii) Travel to and from California and New Jersey, and lodging, meals and related expenses for Crawford and his immediate family until he moves into a permanent home in California, and for a period of two years from the date hereof, reasonable travel for his immediate family to and from New Jersey; and

                        (iv) The Company will cause Crawford's New Jersey home to be bought for its appraised value (as determined by an independent appraiser mutually agreed upon by the parties) no later than six (6) months after the date Crawford puts the home on the market. If Crawford sells his house in an arms' length transaction with the consent of the Company for less than such amount before that time, the Company shall pay him the difference between such appraised value and the proceeds of sale.

        4.6     BENEFITS.

        Crawford will enjoy the following benefits:

                (a) Medical, dental, life and disability insurance and coverage in amounts and coverage at least equivalent to that which is customary for chief executive officers in the Company's industry. Should such amounts and coverage, in any area, be materially less, or cost Crawford materially more, than the amounts and coverage Crawford currently enjoys with the Employer, the Company will at Crawford's election provide him with the equivalent coverage and amounts, and at the same cost to Crawford, as he enjoyed with the Employer, but only if, in the Company's reasonable judgment, the extra cost of doing so is not excessive and the providing of such extra benefits does not unduly disrupt the continuity or effectiveness of similar benefits made available to other senior executives of the Company. Evidence of insurability shall be waived, although Crawford will agree to a standard physical examination.

               (b) The Company will acquire a suitable automobile for Crawford during the term of the employment agreement and will replace it with a new automobile once every two years. The Company will pay all reasonable expenses associated with the automobile, including liability insurance.

               (c) The Company will provide customary directors' and officers' liability insurance for Crawford, the other members of the Board of Directors and the other executives of the Company, and will provide an indemnity of Crawford with respect to his activities on behalf of the Company in the form of Exhibit "C" attached hereto.

               (d) The Company will purchase for Crawford from the Employer Crawford's home computer system and assist Crawford in integrating the system with the computer systems of the Company.

               (e) The Company will adopt (and the Board of Directors will approve) retirement, incentive and savings plans for its senior executives which are recommended by Crawford and reasonably acceptable to the Board of Directors, and Crawford will be entitled to participate fully in such plans on the same basis as other senior executives.

               (f) Crawford will be entitled to four weeks of paid vacation each year, with the unlimited right to carry over unused vacation days, and sick days and similar benefits consistent with policy applicable to other senior executives of the Company.

               (g) The Company will pay or reimburse Crawford's reasonable expenses incurred in promoting the business of the Company and in attending professional and educational events which are reasonably related to the business of the Company. Such expenses may include, at Crawford's election, initiation payments and dues at such clubs as Crawford shall reasonably request.

               (h) The Company will create such qualified and non-qualified stock option plans for its senior executives and others as are recommended by Crawford and reasonably acceptable to the Board of Directors, and Crawford shall be entitled to participate fully in the award of options under such plans on the same basis as other senior executives of the Company.

          4.7  TERMINATION.

          The employment agreement described in this Section 4 will be subject to termination prior to the Scheduled Termination Date in the following circumstances:

               (a) For "cause" by the Company (as defined below), in which case Crawford shall be paid his base salary earned prior to the date of termination, and all stock options which have not become exercisable shall immediately expire as of the commencement of business on the date of termination. In addition, all stock options which are exercisable on the date of termination must be exercised within six months after the date of termination; otherwise, they shall be void.

               (b) Prior to April 1, 1999, without cause by the Company, in which event the Company shall, as a condition to termination, pay Crawford an amount equal to $2,400,000 (three times his base salary), plus $1,800,000 (three times his first year's minimum bonus). In addition, all stock options held by Crawford which have not become exercisable will automatically become exercisable in full, and both those stock options and any other stock options Crawford holds shall remain exercisable until the later of (A) December 31, 2004 or (B) the earlier of (i) ten years from the date of grant or (ii) a Public Offering of voting common stock of the Company after the date of termination.

               (c) After April 1, 1999, without cause by the Company, in which event the Company shall, as a condition to termination, pay Crawford an amount equal to two times the base salary (but based on a base salary of no less than $800,000) earned by Crawford during the preceding twelve months plus two times the last bonus (but based on a bonus of no less than $600,000) earned by Crawford. In addition, all stock options held by Crawford which have not become exercisable will automatically become exercisable in full, and both those stock options and any other stock options Crawford holds shall remain exercisable until the later of (A) December 31, 2004 or (B) the earlier of (i) ten years from the date of grant or (ii) a Public Offering of voting common stock of the Company after the date of termination.

               (d) For "good reason" by Crawford, which means that the Company has committed a material breach of this agreement and has not cured such breach within 30 days after notice of such breach from Crawford. In such event, the Company shall make the same payments to Crawford as are set forth in paragraph (b) above, and the other provisions of paragraph (b) shall apply, in the event the termination is effective prior to April 1, 1999; otherwise, the Company shall make the same payments to Crawford as are set forth in paragraph (c) above, and the other provisions of paragraph
     (c) shall apply.

               (e) By Crawford for any reason, in which case Crawford shall be paid his unpaid salary earned prior to the date of termination, and all stock options which were exercisable immediately prior to such date of termination shall remain exercisable until 24 months after the date of termination. All stock options which were not exercisable at the date of termination shall lapse, and Crawford shall have no right to exercise them at any time.

               (f) On Crawford's death, in which case all base salary earned to date but unpaid shall be paid, together with a bonus equal to the prior year's bonus (or, if applicable, the 1998 bonus), prorated for the year of death. All stock options of Crawford which have not become exercisable will be automatically exercisable in full, and both those options and any other stock options Crawford holds shall remain exercisable until the later of the dates set forth in subclauses (A) and (B) of clause (c) above.

                    (g) On Crawford's permanent disability (i.e., his inability to perform his material responsibilities to the Company for a period of six consecutive months), Crawford shall be entitled to the benefits in section 4.6(a) for a period of five years thereafter and shall be further entitled to the same benefits as in Section 4.7(f).

          In addition to the above payments and provisions, and to the extent not inconsistent therewith, on Crawford ceasing to be an employee of the Company, Crawford shall be entitled to such payouts and benefits under the then existing Company retirement and other fringe benefit programs as are normally provided by the Company to its senior level employees in similar circumstances. Lastly, the $8 Million Bonus (including accrued interest to the date of payment) shall, at the option of Crawford, become due and payable in full on the later of the date of termination or September 1, 1999, in the event of a termination pursuant to this Section 4.7, provided, that this sentence shall apply to a termination pursuant to Section 4.7(e) only if, on the later of the date of termination or September 1, 1999, the Company can pay such amount without violating the provisions of any lending agreement it then has with an institutional lender unaffiliated with TPG. If such amount cannot be paid on such date for that reason, the Company shall pay such amount as soon as possible, but in no event later than January 2, 2002.

          4.8 OTHER ACTIVITIES. Crawford shall be entitled to serve on the Boards of Directors of other companies and in civic, cultural, philanthropic and professional organizations, so long as such service does not detract from Crawford's performance of his obligations to the Company. Without limiting the generality of the foregoing, Crawford shall be entitled to serve on the Boards of Directors of the three companies upon whose boards he currently serves; i.e., Lyondell Petrochemical Company, I-Stat Corporation and ITT Industries, Inc. Crawford is currently considering whether to resign from one of such boards and to serve on the Dupont board. Except as described in this Section 4.8, without the consent of the Company's Board of Directors, Crawford shall not provide any services to any other entity during the terms of the employment agreement.

          4.9  NO OFFSET; EXCISE TAX.

               (a) The payments and other consideration to Crawford under this Agreement shall be made without offset or deduction of any kind by the Company, except customary deductions for taxes and other deductions required by law.

               (b) The amounts to which Crawford is entitled hereunder shall be increased to the extent necessary to pay (i) any excise tax imposed by
     Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE") on any portion of the compensation or benefits payable to Crawford in connection with a change in control of the Company (as defined below) and (ii) any such excise tax and any other taxes imposed by the Code or under state or local law on the payments provided for in this subsection 4.9(b). Crawford and the Company agree to reasonably cooperate to mitigate the amount of any such tax that might become payable. The Company shall pay to Crawford the payments, or portions thereof, provided for in this subsection 4.9(b) not later than fifteen (15) days prior to the date on which such taxes, or portions thereof, are due as determined by the tax counsel referred to below. Tax counsel selected by the Company and reasonably acceptable to Crawford shall determine whether the increase provided for by this subsection 4.9(b) shall be required, based on the actual tax rates to which Crawford is subject at the time. Crawford shall provide such counsel with such information as such counsel reasonably requests in connection with such determination. All determinations of tax counsel shall be binding on Crawford and the Company. Tax counsel shall determine that payments shall be increased only if, and to the extent that, it is more likely than not that the payments or benefits are subject to a tax. In making the determinations required by this subsection 4.9(b), tax counsel may rely on benefit consultants, accountants or other experts. The Company agrees to pay all reasonable fees and expenses of such tax counsel. If, subsequent to the payment to Crawford of payments pursuant to this subsection 4.9(b), the tax counsel referred to in this Section 4.9(b) reasonably determines that the amount of the payments paid pursuant to this subsection 4.9(b) are greater than, or less than, the amount required to have been paid, Crawford shall reimburse the Company an amount, or the Company shall pay to Crawford an additional amount, respectively, based upon such determination. In the event that tax counsel referred to in this subsection 4.9(b) reasonably determines that Crawford is required to pay excise tax, interest or penalties to a governmental taxing authority as a result of his non-payment of taxes where such tax counsel had determined that such taxes need not be paid, the Company shall pay to Crawford an additional amount equal to (i) the amount of such interest and/or penalties, (ii) the excise tax which was not paid and (iii) any excise tax and any other taxes imposed by the Code or under state or local law on the payments provided for in this sentence.

          4.10 CHANGE IN CONTROL. Should there be a change in control of the Company (as defined below) during the term of this Agreement (other than on account of a Public Offering), at Crawford's election within one year after such event, such event will be deemed to be a termination of Crawford without cause, in which case the provisions of Section 4.7(c) shall apply.

          4.11 RESTRICTIVE COVENANT.

               (a) Crawford agrees not to disclose during the period of employment to any person not employed by the Company or as Crawford's legal counsel confidential information concerning the Company, including without limitation any inventions, processes, methods of distribution or customers' or Company trade secrets. At any time when he is not employed by the Company, Crawford agrees not to disclose to any person not employed by the Company or as Crawford's legal counsel trade secrets of the

     Company which he learned while employed by the Company, except as consented to by the Company in writing. This clause (a) shall not preclude Crawford from use or disclosure of (i) non-proprietary or non-confidential information, (ii) confidential information concerning the Company in the conduct of Crawford's responsibilities hereunder or required by law or court order or (iii) information which is available to or known by the public.

          (b) The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by Crawford to perform any of his obligations under this Section
     4.11. Accordingly, if the Company institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, Crawford hereby waives the claim or defense that the Company has an adequate remedy at law, and Crawford shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

          (c) The restrictions in this Section 4.11 shall be in addition to any restrictions imposed on Crawford by statute or at common law.

     5. ANNOUNCEMENT; CONFIDENTIALITY. TPG and Crawford shall jointly announce the existence of this Agreement and shall agree on all press releases and information given to the media regarding this Agreement and Crawford's leaving the Employer. Otherwise, the provisions of this Agreement shall be kept strictly confidential by Crawford and TPG and shall not be revealed to any other person by either of them except (i) as required by law, (ii) to legal and financial advisors; (iii) to the Company's Board of Directors after the acquisition is completed, and (iv) as mutually agreed as necessary in connection with the Company's business.

     6. LITIGATION WITH EMPLOYER. In the unlikely event that the Employer (i) contests Crawford's right to enter into, or carry out his obligations under, this Agreement (including becoming employed by the Company), or (ii) attempts, on account of this Agreement or Crawford's employment by the Company, to (A) recover the value of options covering the stock of the Employer or its parent which have been exercised by Crawford prior to the date hereof or (B) deny to Crawford the benefit of any deferred compensation or non-qualified retirement benefits to which Crawford is entitled pursuant to the terms of such plan or arrangement, then TPG agrees that it will at its expense provide legal counsel reasonably acceptable to Crawford to represent Crawford in connection with any discussions, litigation or other proceeding in connection therewith.

     7. PREPARATION FEES. TPG agrees to pay, or reimburse Crawford for, the reasonable expenses incurred by Crawford in negotiating and documenting this Agreement and the Shareholders' Agreement described in Section 10 below, including the reasonable fees and costs of attorneys and consultants.




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
     8. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may be amended solely by a written instrument executed by both parties. The payments and other consideration to Crawford under this Agreement shall be made without offset or deduction of any kind. This Agreement is binding upon and shall be enforceable by the parties hereto and their respective heirs, successors and assigns, and shall be construed in accordance with and governed by the laws of California, without regard to conflict of law principles. In the event of litigation or any other proceeding between the parties, or Crawford and the Company, arising from or pertaining to this Agreement or the employment agreement, the prevailing party in such litigation or other proceeding shall be entitled to recover from the non-prevailing party the prevailing party's reasonable attorneys' fees, costs and expenses (not limited to taxable costs) including all expenses of experts, appeal and actions to enforce awards. This Agreement may be executed in counterparts, including by the exchange of facsimile signature pages containing the signatures of one or both parties, and each counterpart so executed and delivered shall constitute the same agreement.

     9.   DEFINITIONS.

          (a) "Cause" shall mean (i) the willful and continued failure of Crawford substantially to perform his duties and responsibilities under this Agreement (other than by reason of permanent disability or death), after the Board of Directors of the Company delivers to Crawford written demand for substantial performance that identifies the manner in which the Board of Directors believes that Crawford has not substantially performed hereunder, and the failure of Crawford to cease such willful and continued failure within 30 days after having received such demand and (ii) conviction of a felony involving moral turpitude.

          (b) "Change in control" of the Company shall mean the occurrence of any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, directly or indirectly) of all or substantially all of the assets of the Company to any Person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a "Group"), together with any affiliates thereof (other than to TPG or any of its affiliates, unless the transfer to TPG and its affiliates is part of a larger transaction which would otherwise cause a change in control to occur); (ii) the approval by the holders of capital stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group (other than TPG or its affiliates) shall become the owner, directly or indirectly, beneficially or of record of shares representing more of the aggregate voting power of the issued and outstanding stock entitled to vote in the elections of directors (the "VOTING STOCK") of the Company than TPG and its affiliates own, directly or indirectly, beneficially or of record; (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such two-year period and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such two-year period or whose election as a member of such Board of Directors was previously so approved or who were nominated by, or designees of, TPG or its Affiliates; (v) any person or Group other than TPG or its affiliates shall have acquired the power to elect a majority of the members of the Board of Directors of the Company; or (vi) a merger or consolidation of the Company with another entity in which holders of the common stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction less than 50% of the common equity interest in the surviving corporation in such transaction.

          (c) "Person" shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

          10. SHAREHOLDERS AGREEMENT. TPG has furnished Crawford with a proposed shareholders' agreement between TPG and certain other persons who will be shareholders (other than Crawford) of the Company immediately following completion of the Acquisition. Crawford agrees to review such agreement carefully, and TPG and Crawford agree to negotiate in good faith with a view to making Crawford a party to the shareholders' agreement, on the same basis as Warburg Pincus, on the date the Acquisition is completed. If Crawford becomes a party, the parties anticipate that the registration rights of Crawford contained in Section 4.3(b) above and the antidilution rights described in Exhibit "B" hereto would be superceded by the shareholders' agreement.

     11. SEVERABILITY. Following the completion of the Acquisition, each party agrees to consider in good faith whether to sever this Agreement into two separate agreements, one containing essential terms of employment and the other containing the other terms contained herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        TPG PARTNERS II, L.P.
                                        By: TPG GenPar II,L.P.
                                            its general partner

                                        By: TPG Advisors II, Inc.
                                            its general partner

                                        By: /s/ DAVID M. STANTON
                                            ------------------------------------
                                            David M. Stanton
                                            Vice President

                                        /s/ CURTIS J. CRAWFORD
                                        ----------------------------------------
                                        CURTIS J. CRAWFORD











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